Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Forms S-3 (Nos. 333- 144905, 333-151158, 333-156026 and 333-171989) and Forms S-8 (Nos. 333-136206, 333-136207, and 333-168581) of Metalico, Inc. and Subsidiaries of our reports dated March 14, 2013 relating to our audits of the consolidated financial statements as of December 31, 2012 and 2011 and for each of the three years in the period ended December 31, 2012 and the effectiveness of internal control over financial reporting as of December 31, 2012 of Metalico, Inc. and Subsidiaries, which appear in the Annual Report on Form 10-K of Metalico, Inc. for the year ended December 31, 2012.

/s/ CohnReznick LLP

Roseland, New Jersey

March 14, 2013